UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 6, 2023

Evolve Transition Infrastructure LP
(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1360 Post Oak Blvd, Suite 2400
Houston, TX	77056
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 783-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units representing limited partner interests	SNMP	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Materially Definitive Agreement.
As previously disclosed, on November 3, 2021, Evolve Transition Infrastructure LP (the “Partnership”) entered into a Framework Agreement with HOBO Renewable Diesel LLC (“HOBO”), and on February 17, 2023, the Partnership entered into the First Amendment to the Framework Agreement (as amended, the “Framework Agreement”). Pursuant to the Framework Agreement, each of the Partnership or HOBO have the right to terminate the Framework Agreement following notice of immediate termination at any time from and after June 1, 2023.
At the time of entry into the Framework Agreement there were no other material relationships between the Partnership (or any of its affiliates) and HOBO. On November 3, 2021, in connection with the transactions with HOBO, (i) Randall Gibbs, Co-Founder and Chief Executive Officer of HOBO, was appointed as the new Chief Executive Officer of Evolve Transition Infrastructure GP LLC, the sole general partner of the Partnership (the “General Partner”) and a member of the board of directors of the General Partner (the “Board”), (ii) Mike Keuss, Co-Founder and President of HOBO, was appointed as the new President and Chief Operating Officer of the General Partner, and (iii) Jonathan Hartigan, Chief Financial Officer of HOBO, was appointed as the new President and Chief Investment Officer of the General Partner, with each officer appointment becoming effective on December 1, 2021. As previously disclosed, Mr. Hartigan resigned from his position with our General Partner effective August 26, 2022, and the Board terminated Messrs. Gibbs and Keuss from their positions effective March 15, 2023. Effective as of March 15, 2023, HOBO is no longer considered a related person to the Partnership.
On June 6, 2023, the Board approved the termination of the Framework Agreement with HOBO. Following such Board approval, the Partnership sent a written termination notice to HOBO and the termination was immediately effective pursuant to the Framework Agreement. The termination did not result in any early termination penalties incurred by the Partnership.
The Framework Agreement was material to the Partnership because it provided the Partnership with the option to elect, in its sole discretion, to fund certain development expenses of HOBO as HOBO sought to develop, construct, own and operate renewable fuels facilities. As a result of the termination of the Framework Agreement, the Partnership will no longer have such option and will not proceed with funding, or in turn developing, constructing, owning or operating, any such renewable fuels facilities.
Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
As previously disclosed, on December 27, 2022, the Partnership received notice from the NYSE American LLC (“NYSE”) that the Partnership was not in compliance with the continued listing standards set forth in Section 1003(f)(v) of the NYSE American Company Guide (the “Company Guide”) because the Partnership’s common units representing limited partner interests in the Partnership (“Common Units”) had been selling for a substantial period of time at a low price per Common Unit, which the Exchange determined to be a 30-trading-day average of less than $0.20 per Common Unit.
As previously disclosed, on May 22, 2023, the Partnership issued a press release announcing that it intends to implement a 1-for-30 reverse split on its Common Units effective after the market close on June 13, 2023.
On June 6, 2023, the Partnership received notice (the “Delisting Notice”) from the NYSE informing the Partnership that NYSE Regulation has determined that the Partnership is no longer suitable for listing pursuant to Section 1003(f)(v) of the Company Guide due to the low selling price of the Common Units. The Delisting Notice also provides that NYSE Regulation has determined to commence proceedings to delist the Common Units from the NYSE due to the low selling price of the Common Units. NYSE delisting procedures provide the Partnership with the right to a review of this determination by a committee of the Board of Directors of the NYSE. The Partnership intends to request a review of the delisting determination in accordance with the NYSE delisting procedures.
Item 8.01 Other Events.
On June 9, 2023, the Partnership issued a press release discussing the Delisting Notice. A copy of the press release is included herewith as Exhibit 99.1 and the information in the press release in incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Exhibit
99.1	Press Release, dated June 9, 2023.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOLVE TRANSITION INFRASTRUCTURE LP
	By:	Evolve Transition Infrastructure GP LLC, its general partner

Date: June 9, 2023	By:	/s/ Charles C. Ward
Charles C. Ward
Interim Chief Executive Officer, Chief Financial Officer and Secretary